Exhibit 99.1

May 16, 2016

Dear Investor:

Data integrity is an essential component of inspiring trust and confidence in the Lending Club marketplace. The recent review by a sub-committee of the Board of Directors surfaced a gap in preventative controls related to data management alongside other internal controls issues. In this letter, we want to share the comprehensive, specific actions we’ve taken to strengthen our data management framework.

In March, Lending Club detected changes in the application dates of 361 loans sold to a single investor and addressed the issue within 48 hours. In order to test whether other data had been compromised, an outside expert firm was retained to do forensic data change analysis. The effort was conducted by a Big Four accounting firm, and covered approximately 673,000 whole loans sold to investors over the last 8 quarters in the super prime, prime, near prime and small business programs (see Data Testing Presentation for detail). In total, the analysis looked at over 10 million test conditions across the loans and fields considered.

Excluding the previously identified 361 loans, 99.99%1 of the remaining loans display either no changes or changes explained by the normal course of business. The normal course of business includes activities like transfers of loan ownership between investors (e.g., secondary market sales or purchases), quality assurance processes, and certain user interactions (e.g., inadvertent double-clicks), among others.

Recent efforts supplement the work that Lending Club has done over time to audit and manage its data. A key component of our ongoing work is our 2015 SOC 1 Type 2 report, which includes the testing of over 55 control activities and contains a clean audit opinion.

Lending Club is also making the following enhancements:

•	Enhancing the testing of data changes prior to deployment based on the risk of the change

•	Reviewing change requests for key data attributes, prior to implementation, by the Internal Audit Team

•	Validating that change requests for key data attributes have been properly executed

•	Expanding the number of data fields that are logged for changes

•	Monitoring logs for key changes

•	Refreshing training/communication on data change management processes

•	Enhancing the end-to-end testing framework

•	Completing a consulting engagement on data change management with a Big Four accounting firm; implementing appropriate best practices

•	Retraining employees on code of conduct and ethics and the whistleblower hotline

•	Reinforcing a high compliance culture as explicit objectives in the employee performance review process

[1]	The analysis is nearly complete. Approximately 0.01% of the loans are under review as of 5/16/16.

In the interest of transparency, we’ve provided important additional information in the attached packet:

1.	Data Testing Presentation

2.	Remediation Plan for Data Management

Looking Ahead

Our business thrives on data. We use it in every aspect of our operations, from making credit decisions to hiring employees. Data integrity has been – and will always be – critical to Lending Club.

But just as important, our business depends on trust. The problems identified this quarter run counter to our values and will never be tolerated. We’re working hard to make things right and prove to you that we continue to deserve your trust.

We look forward to continuing to work together and having you as an investor for years to come.

Sincerely,

Scott Sanborn

Lending Club President & Acting CEO